Exhibit 3.1

AMENDMENT NO. 2 TO THE

AGREEMENT OF LIMITED PARTNERSHIP OF

EXTERRAN PARTNERS, L.P.

This Amendment No. 2 (this “Amendment”) to the First Amended and Restated Agreement of Limited Partnership of Exterran Partners, L.P., a Delaware limited partnership (the “Partnership”), dated as of October 20, 2006, amended by Amendment No. 1, dated as of April 14, 2008, (as so amended, the “Partnership Agreement”), is entered into effective as of December 20, 2017, by Archrock GP LLC, a Delaware limited liability company (“Archrock GP”), as the general partner of Archrock General Partner, L.P., a Delaware limited partnership (the “General Partner”), which is the general partner of the Partnership. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

RECITALS

WHEREAS, the board of directors of Archrock GP authorized and instructed the General Partner to take all actions necessary, desirable or appropriate to change the name of the Partnership from “Exterran Partners, L.P.” to “Archrock Partners, L.P.”;

WHEREAS, on November 2, 2015 the General Partner filed an amendment to the Partnership’s Certificate of Limited Partnership (the “Certificate”) in the office of the Secretary of State of Delaware to, among other things, effect such name change effective November 4, 2015;

WHEREAS, Section 13.1(a) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

WHEREAS, acting pursuant to the power and authority granted to it under 13.1(a) of the Partnership Agreement, the General Partner has determined that the following amendments to the Partnership Agreement are necessary and appropriate to reflect a change in the name of the Partnership.

WHEREAS, Section 9.3 of the Partnership Agreement currently provides as follows:

“Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.”

WHEREAS, the Bipartisan Budget Act of 2015 eliminates the concept of a “Tax Matters Partner,” replaces it with the concept of a “Partnership Representative” and makes certain changes to the manner in which partnerships and their partners are audited and taxes may be assessed therefrom, each effective for tax years commencing after December 31, 2017;

WHEREAS, Section 9.2 of the Partnership Agreement provides the General Partner with authority to determine whether the Partnership should make elections permitted by the Code;

WHEREAS, Section 13.1(c) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that the General Partner determines to be necessary or appropriate to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;

WHEREAS, Section 13.1(d)(ii) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that the General Partner determines to be necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that the General Partner determines does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect; and

WHEREAS, acting pursuant to the power and authority granted to it under 13.1(c) and 13.1(d)(i) of the Partnership Agreement, the General Partner has determined that the following amendments to the Partnership Agreement are necessary and appropriate to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes and to satisfy requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation and does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect.

NOW, THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

Section 1. Amendment.

(a)                                 The name of the Partnership Agreement is hereby amended and restated as follows:

“First Amended and Restated Agreement of Limited Partnership of Archrock Partners, L.P.”

(b)                                 Section 1.1 of the Partnership Agreement is hereby amended to amend and restate the following definitions in the appropriate alphabetical order:

“Agreement” means this First Amended and Restated Agreement of Limited Partnership of Archrock Partners, L.P., as it may be amended, supplemented or restated from time to time.

“General Partner” means Archrock General Partner, L.P., a Delaware limited partnership and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in its capacity as general partner of the Partnership (except as the context otherwise requires).

(c)                                  The first sentence of Section 2.2 of the Partnership Agreement is hereby replaced with the following:

Name.              The name of the Partnership shall be “Archrock Partners, L.P.”.

(d)                                 The certificate legend set forth in Section 4.7(e) of the Partnership Agreement is hereby amended and restated as follows:

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF ARCHROCK PARTNERS, L.P. THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF ARCHROCK PARTNERS, L.P. UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE ARCHROCK PARTNERS, L.P. TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). ARCHROCK GENERAL PARTNER, L.P., THE GENERAL PARTNER OF ARCHROCK PARTNERS, L.P., MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF ARCHROCK PARTNERS, L.P. BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING

(e)                                  Section 9.3 of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:

Section 9.3                                    Tax Controversies.

(a)                                 Subject to the provisions hereof, the General Partner (or its designee) is designated as the Tax Matters Partner (as defined in Section 6231(a)(7) of the Code as in effect prior to the enactment of the Bipartisan Budget Act of 2015), and the Partnership Representative (as defined in Section 6223 of the Code following the enactment of the Bipartisan Budget Act of 2015 or under any applicable state or local law providing for an analogous capacity), and is authorized to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith.  In its capacity as Partnership Representative, the General Partner shall exercise any and all authority of the Partnership Representative, including, without limitation, (i) binding the Partnership and its Partners with respect to tax matters, (ii) determining whether to make any available election under Section 6226 of the Code or an analogous election under state or local law, which election permits the Partnership to pass any partnership adjustment through to the Persons who were Partners of the Partnership in the year to which the adjustment relates and irrespective of whether such Persons are Partners of the Partnership at the time such election is made or (iii) determining whether to change the reporting of partnership items by filing an Administrative Adjustment Request under Section 6227 of the Code or an analogous methodology under state or local law.  Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably requested by the General Partner in its capacity as the Tax Matters Partner or Partnership Representative.  For Partners that are not tax-exempt entities (as defined in Section 168(h)(2) of the Code) and subject to the General Partner’s discretion to seek modifications of an imputed underpayment, this cooperation includes (i) filing amended federal, state or local tax returns, paying any additional tax (including interest, penalties and other additions to tax), and providing the General Partner with an affidavit swearing to relevant facts (all within the requisite time periods), and (ii) providing any other information requested by the General Partner in order to seek modifications of an imputed underpayment.  For Partners that are tax-exempt entities (as defined in Section 168(h)(2) of the Code) and subject to the General Partner’s discretion to seek modifications of an imputed underpayment, this cooperation includes providing the General Partner with information necessary to establish any such Partner’s tax-exempt status.  This agreement to cooperate applies irrespective of whether such Persons are Partners of the Partnership at the time of the requested cooperation.

(b)                                 Each Partner agrees that notice of or updates regarding tax controversies shall be deemed conclusively to have been given or made by the General Partner if the Partnership has either (i) filed the information for which notice is required with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such information is publicly available on such system or (ii) made the information for which notice is required available on any publicly available website maintained by the Partnership, whether or not such Partner remains a Partner in the Partnership at the time such information is made publicly available.  Notwithstanding anything herein to the contrary, nothing in this provision shall obligate the Partnership Representative to provide notice to the Partners other than as required by the Code.

(c) The General Partner may amend the provisions of this Agreement as it determines appropriate to satisfy any requirements, conditions, or guidelines set forth in any amendment to the provisions of Subchapter C of Chapter 63 of Subtitle F of the Code, any analogous provisions of the laws of any state or locality, or the promulgation of regulations or publication of other administrative guidance thereunder.

(f)                                   Section 9.4 of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:

Section 9.4                                    Withholding and Other Tax Payments by the Partnership.

(a)                                 The General Partner may treat taxes paid by the Partnership on behalf of all or less than all of the Partners as a distribution of cash to such Partners or as a general expense of the Partnership, as determined appropriate under the circumstances by the General Partner.

(b)                                 Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines in its discretion to be necessary or appropriate cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code.  To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income or from a distribution to any Partner (including by reason of Section 1446 of the Code), the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.3 or Section 12.4(c) in the amount of such withholding from such Partner.

Section 2. Ratification of Partnership Agreement.  Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.

Section 3. Governing Law.  This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to the principles of conflicts of law.

(Signature Page Follows)

IN WITNESS WHEREOF, this Amendment has been executed as of December 22, 2017.

ARCHROCK GENERAL PARTNER, L.P.

By:	ARCHROCK GP LLC, its General Partner

By:	/s/ Stephanie C. Hildebrandt
	Name:	Stephanie C. Hildebrandt
	Title:	Senior Vice President

SIGNATURE PAGE

AMENDMENT NO. 2 TO

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF

EXTERRAN PARTNERS, L.P.